press information

MOOG INC., EAST AURORA, NEW YORK 14052   TEL-716/652-2000   FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	April 24, 2009		716-687-4225

MOOG REPORTS SECOND QUARTER EARNINGS OF $23.7 MILLION

Moog Inc. (NYSE: MOG.A and MOG.B) today announced second quarter earnings of $23.7 million, and earnings per share of $.55, down 17% from last year’s second quarter.  Sales of $453 million were down 3% from a year ago.  This is the first quarter in 14 years that the Company has been unable to report an increase in quarterly earnings.  The Company’s situation reflects the impact of the global economic recession, particularly as it affects the Company’s industrial business in Europe and Asia.

Total Aircraft sales in the quarter of $162 million were unchanged from a year ago. Military aircraft sales of $107 million were up 9%. Production activity increased on the F-18 Fighter, the V-22 Tilt Rotor aircraft and the Blackhawk helicopter.  Revenues on the F-35 Joint Strike Fighter development program are winding down. Much of the development work is complete.  The flight test aircraft for two configurations of the F-35 are in the air and the Company’s flight control actuation systems are performing very well.  Military aftermarket sales in the quarter increased 26% to $35.8 million.

The Company’s commercial aircraft sales in the quarter, at $53.3 million, were down $10 million from last year.  Most of this change was the result of lower sales to Boeing Commercial.  Activity on the 7-series production aircraft has slowed somewhat and the production ramp up on the new 787 airplane has been delayed.  Revenue on business jet programs actually increased slightly in the quarter, but commercial aftermarket sales at $18.8 million were down 16% from a year ago.

The Space and Defense segment had a very strong quarter with sales of $68 million.  Last year’s second quarter had the benefit of extraordinary sales volume on the Driver Vision Enhancer system for the MRAP vehicles, which provided $18 million in sales.  That program is now 10% of that level, but most other Space and Defense product lines had increased sales.  Sales of controls for satellites were up 17%.  Revenue in launch vehicles, strategic and tactical missiles, and missile defense were, in total, up 19%.  Sales of defense controls, other than the Driver Vision Enhancer, were up 69%, reflecting increased activity on the Stryker mobile gun system and a number of European platforms.  The Constellation Program, NASA’s replacement for the Space Shuttle system, experienced a temporary slowdown while NASA develops its requirements for the Orion Crew Vehicle.

The Industrial Systems segment is the part of the Company most affected by the global industrial recession.  Sales in the quarter of $105 million were down 20% from a year ago.  Sales of controls for plastic making machinery were down 59% and metal forming was down 45%.  Many of the Company’s customers for these products are suppliers to the auto and construction industries all around the globe, and demand for their products has slowed dramatically.  On a more positive note, power generation sales were up 32% from a year ago and test equipment sales were up 16%.

Sales for the Components Group of $85 million were at the same level as last year’s second quarter.  Within the same sales total, however, there were some big swings.  Total sales of aircraft and space and defense products were up 16% from a year ago.  Marine product sales were about the same as last year but medical and industrial product sales were down 15% and 29%, respectively.  The biggest sales increase was in military aircraft. Sales were up 35% to $26 million driven by the Guardian program.  The Guardian system is a Northrop Grumman program which protects aircraft from shoulder fired missiles.

The Medical Devices segment had sales of $34 million, a 50% improvement over the same quarter last year.  Of the $11 million increase, $6.7 million was revenue from the recently acquired companies AITECS and Ethox. Sales in the quarter of intravenous and enteral pumps were up 30% and administration set revenues were up 24%.

The Company’s twelve month backlog of $913 million is up 6% from a year ago.

The Company has confirmed the earnings guidance it provided on April 9th with a slight modification to sales.  Total sales for fiscal ’09 are now projected at $1.841 billion with net earnings forecasted at $83.5 million, and earnings per share estimated at $1.95 with a range of plus or minus $.20.

“Last year our Industrial Systems segment was our biggest profit producer,” said R. T. Brady, Chairman and CEO.  “Despite a slowdown in some major industrial markets, the segment will be profitable this year, but not at the same level.  On the positive side, our Military Aircraft and Space and Defense product lines, including those in the Components Group, are performing very well. As a result, in the midst of a global economic recession, we hope to earn over $83 million, or 4.5% of sales.”

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems.  Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, marine and medical equipment.  Additional information about the company can be found at www.moog.com.

Cautionary Statement

Information included herein or incorporated by reference that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products, industrial capital goods and medical devices, (ii) our dependence on government contracts that may not be fully funded or may be terminated, (iii) our dependence on certain major customers, such as The Boeing Company, for a significant percentage of our sales, (iv) the possibility that the demand for our products may be reduced if we are unable to adapt to technological change, (v) intense competition which may require us to lower prices or offer more favorable terms of sale, (vi) our indebtedness which could limit our operational and financial flexibility, (vii) the possibility that new product and research and development efforts may not be successful which could reduce our sales and profits, (viii) increased cash funding requirements for pension plans, which could occur in future years based on assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates, (ix) a write-off of all or part of our goodwill, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements, (x) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting, (xi) the potential for cost overruns on development jobs and fixed price contracts and the risk that actual results may differ from estimates used in contract accounting, (xii) the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business, (xiii) our ability to successfully identify and consummate acquisitions, and integrate the acquired businesses and the risks associated with acquisitions, including that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with the acquired businesses for which we are not indemnified, (xiv) our dependence on our management team and key personnel, (xv) the possibility of a catastrophic loss of one or more of our manufacturing facilities, (xvi) the possibility that future terror attacks, war or other civil disturbances could negatively impact our business, (xvii) that our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes, (xviii) the possibility that government regulation could limit our ability to sell our products outside the United States, (xix) product quality or patient safety issues with respect to our medical devices business that could lead to product recalls, withdrawal from certain markets, delays in the introduction of new products, sanctions, litigation, declining sales or actions of regulatory bodies and government authorities, (xx) the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation, (xxi) the possibility that litigation may result unfavorably to us, (xxii) our ability to adequately enforce our intellectual property rights and the possibility that third parties will assert intellectual property rights that prevent or restrict our ability to manufacture, sell, distribute or use our products or technology, (xxiii) foreign currency fluctuations in those countries in which we do business and other risks associated with international operations, (xxiv) the cost of compliance with environmental laws, (xxv) the risk of losses resulting from maintaining significant amounts of cash and cash equivalents at financial institutions that are in excess of amounts insured by governments, (xxvi) the inability to utilize amounts available to us under our credit facilities given uncertainties in the credit markets and (xxvii) our customer’s inability to pay us due to adverse economic conditions or their inability to access available credit. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

MOOG INC. CONSOLIDATED STATEMENTS OF EARNINGS (dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008

Net sales	$453,335	$468,838	$899,423	$915,245
Cost of sales	317,563	319,203	625,803	617,980
Gross profit	135,772	149,635	273,620	297,265

Research and development	24,192	26,076	49,322	50,168
Selling, general and administrative	68,806	72,939	138,005	144,221
Interest	9,422	9,223	19,023	18,935
Equity in earnings of LTi and other	(3,150)	(1,131)	(5,605)	(1,017)
	99,270	107,107	200,745	212,307

Earnings before income taxes	36,502	42,528	72,875	84,958

Income taxes	12,810	13,900	18,913	28,655

Net earnings	$23,692	$28,628	$53,962	$56,303

Net earnings per share
Basic	$0.56	$0.67	$1.27	$1.32
Diluted	$0.55	$0.66	$1.26	$1.30

Average common shares outstanding
Basic	42,535,691	42,601,255	42,571,490	42,543,291
Diluted	42,823,791	43,242,298	42,904,940	43,250,479

MOOG INC. CONSOLIDATED SALES AND OPERATING PROFIT (dollars in thousands)

	Three Months Ended		Six Months Ended
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008
Net Sales
Aircraft Controls	$162,025	$161,616	$325,173	$321,197
Space and Defense Controls	68,320	70,086	139,702	127,433
Industrial Systems	104,512	130,176	214,547	252,909
Components	84,504	84,241	166,008	163,828
Medical Devices	33,974	22,719	53,993	49,878
Net sales	$453,335	$468,838	$899,423	$915,245

Operating Profit and Margins
Aircraft Controls	$14,519	$14,255	$28,019	$29,343
	9.0%	8.8%	8.6%	9.1%
Space and Defense Controls	9,806	9,143	23,386	15,843
	14.4%	13.0%	16.7%	12.4%
Industrial Systems	10,860	18,284	22,359	36,177
	10.4%	14.0%	10.4%	14.3%
Components	15,049	14,584	30,050	29,420
	17.8%	17.3%	18.1%	18.0%
Medical Devices	(77)	349	(2,301)	3,936
	(0.2%)	1.5%	(4.3%)	7.9%
Total operating profit	50,157	56,615	101,513	114,719
	11.1%	12.1%	11.3%	12.5%

Deductions from Operating Profit
Interest expense	9,422	9,223	19,023	18,935
Equity-based compensation expense	1,031	682	3,620	2,310
Corporate expenses and other	3,202	4,182	5,995	8,516
Earnings before Income Taxes	$36,502	$42,528	$72,875	$84,958

MOOG INC. CONSOLIDATED BALANCE SHEETS (dollars in thousands)

	March 28, 2009	September 27, 2008

Cash	$68,258	$86,814
Receivables	521,297	517,361
Inventories	434,299	408,295
Other current assets	87,493	77,915
Total current assets	1,111,347	1,090,385
Property, plant and equipment	440,582	428,120
Goodwill and intangible assets	757,692	635,490
Other non-current assets	70,961	73,252
Total assets	$2,380,582	$2,227,247

Notes payable	$11,170	$7,579
Current installments of long-term debt	1,309	1,487
Contract loss reserves	20,000	20,536
Other current liabilities	345,388	347,491
Total current liabilities	377,867	377,093
Long-term debt	787,317	661,994
Other long-term liabilities	204,105	193,750
Total liabilities	1,369,289	1,232,837
Shareholders' equity	1,011,293	994,410
Total liabilities and shareholders' equity	$2,380,582	$2,227,247